UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOLD CREST MINES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada

82-0290112

(State or other Jurisdiction

(I.R.S. Employer

of incorporation or organization)

Identification Number)

Gold Crest Mines, Inc.

10807 E. Montgomery Ave., Suite #1

Spokane, Washington  99206

(509) 462-0315

(Address and Telephone of Principal Executive Offices)

Gold Crest Mines, Inc., 2007 Stock Plan

(Full Title of Plan)

 (Name, address and telephone number of agent for service)

Copies to:

Gregory B. Lipsker, Esq.

Workland & Witherspoon, PLLC

601 West Main Avenue, Ste. 714

Spokane, Washington 99201

509-455-9077

CALCULATION OF REGISTRATION FEE

PROPOSED

PROPOSED

TITLE OF

MAXIMUM

MAXIMUM

AMOUNT

SECURITIES

OFFERING

AGGREGATE

OF

TO BE

AMOUNT TO BE

PRICE PER

OFFERING

REGISTRA-

REGISTERED

REGISTERED(1)

SHARE

PRICE

TION FEE(2)

_____________________________________________________________________________________________________________________

Common Stock, $.001

par value under the

Gold Crest Mines, Inc.,

2007 Stock Plan

12,000,000

$0.49

$5,880,000

$180.52

_____________________________________________________________________________________________________________________

TOTAL REGISTRATION FEE

$180.52

(1)

Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and asked price for the Common Stock on August 7, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement (the "Registration Statement") relates to the issuance of shares of common stock, par value $.001 per share (the "Common Stock") of Gold Crest Mines, Inc., a Nevada corporation, (the "Company") to persons who participate in the Gold Crest Mines, Inc. 2007 Stock Plan (the "Plan").

The documents containing the information required to be included in Part I of this Registration Statement will be given or sent to all persons who participate in the Plan, as specified by Rule 428 under the Securities Act of 1933, as amended.  Such documents are not required to be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents which have been heretofore filed with the Securities and Exchange

Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement materials:

(a)

The registrant’s Form 10-SB Registration Statement filed on January 8, 2007, as amended August 6, 2007, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)

All other reports filed by the Company with the Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (the Exchange Act) since the end of the fiscal year covered by the Registration Statement on Form 10-SB referred to in (a) above.

(c)

The description of the Company's Common Stock contained in the Form 10-SB Registration Statement filed on January 8, 2007, as amended August 6, 2007, including any amendments or reports filed for the purpose of updating such description.

All other documents filed by the Company after the date of this Registration Statement under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document that is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable

Item 5.  Interests of Named Experts and Counsel.

None

Item 6.  Indemnification of Directors and Officers.

The Company’s Articles of Incorporation authorizes the Company to indemnify its officers and directors against liabilities they incur in such positions to the full extent of the law as now enacted or hereafter existing. Pursuant to the Nevada Revised Statutes, Chapter 78, both discretionary and mandatory indemnification is provided for officers and directors of the Company.

Discretionary Indemnification

(1)

Except as otherwise provided by law, a corporation may indemnify an individual who is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal  because he is a director against liability incurred in the proceeding if:

(a)

(i)

He conducted himself in good faith; and

(ii)

He reasonably believed:

(A)

In the case of conduct in his official capacity, that his conduct was in the best interest of the corporation, and

(B)

In all cases, that his conduct was at least not opposed to the best interests of the corporation; and

(iii)

In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(b)

He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by section 30-1-202(2)(e), Idaho Code.

(c)

Unless:

(i)

The act or failure to act constituted a breach of his fiduciary duties  as a director; and

(ii)

His breach of those duties involver intentional misconduct, fraud or a knowing violation of law.

(2)

The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct described in this section.

(3)

Unless ordered by a court under section 78.7502-3, a corporation may not indemnify a director or officer for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation.

(a)

In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (1) of this section; or

(b)

In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

Mandatory Indemnification.

A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Public Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are attached hereto:

Exhibit No.

Description of Exhibit

5.1

Opinion letter of Workland & Witherspoon, PLLC

23.1

Consent of Workland & Witherspoon, PLLC

(Included in Opinion of Counsel filed as Exhibit 5.1)

23.2

Consent of DeCoria Maichel & Teague, P.S.

24.1

Power of Attorney

(Included with signature page)

99.1

Gold Crest Mines, Inc., 2007 Stock Plan

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered thereof and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on August 7, 2007.

GOLD CREST MINES, INC.

/s/ Thomas H.  Parker

By:

Thomas H. Parker, President and CEO

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Thomas H. Parker and Terrence J. Dunne, or either of them, as attorney-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature

Title

Date

/s/ Thomas H. Parker

President, and Director

September 4, 2007

Thomas H. Parker

/s/ Bobby E. Cooper

Director and Chairman

September 4, 2007

Bobby E. Cooper

/s/ Terrence J. Dunne

Chief Financial Officer

September 4, 2007

Terrence J. Dunne

and Director

/s/ Howard M. Crosby

Director

September 4, 2007

Howard M. Crosby

/s/ Gerald G. Booth

Director

September 4, 2007

Gerald G. Booth

/s/ Thomas Loucks

Director

September 4, 2007

Thomas Loucks

/s/ Fred Brackebusch

Director

September 4, 2007

Fred Brackebusch

/s/ Robert O’Brien

Director

September 4, 2007

Robert O’Brien